MARKETWISE, INC.
EXECUTIVE SEVERANCE PLAN
Effective December 16, 2022

1.ESTABLISHMENT AND PURPOSE
The MarketWise, Inc. Executive Severance Plan (the “Plan”) was established by the Board of Directors of MarketWise, Inc. (the “Board”), effective as of December 16, 2022. The purpose of this Plan is to promote the interests of MarketWise, Inc. (the “Company”) and its stockholders by retaining certain executive-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be, and shall be interpreted and construed as, an unfunded employee welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the regulations promulgated by the U.S. Department of Labor, maintained primarily for the benefit of a select group of management or highly compensated employees (a “top-hat” plan).
2.DEFINITIONS AND CONSTRUCTION
2.1Definitions. Whenever used in this Plan, capitalized terms shall have the same meaning as set forth herein or in Appendix A.
2.2Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context clearly requires otherwise.
3.PARTICIPATION
The Participants are the certain employees of the Company Group who are designated by the Committee to participate in the Plan from time to time. The Committee may designate such employees by name, title, position, function, salary band, any other category deemed appropriate by the Committee, or any combination of the foregoing from time to time. A list of Participants is set forth on Appendix B hereto (as such Appendix B may from time to time be amended by the Committee). In addition, as a condition to participation in this Plan, each individual agrees to be bound by the terms and conditions of this Plan.
4.QUALIFYING TERMINATION OTHER THAN DURING THE CHANGE IN CONTROL PROTECTION PERIOD
In the event of a Participant’s Qualifying Termination at any time other than during the Change in Control Protection Period, the Participant shall be entitled to receive the compensation and benefits described in this Section 4.

4.1Accrued Obligations. The Participant shall be entitled to receive:
(a)all accrued but unpaid annual Base Salary and commissions or other amounts earned or accrued through the date of the Participant’s Termination of Employment, in addition to any other benefits earned or accrued through the date of the Participant’s Termination of Employment under the Company Group’s applicable health, welfare, retirement, or other similar fringe benefit programs as required by their terms or by applicable law;
(b)reimbursement within ten (10) business days of submission of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group and in accordance with Company Group policies prior to Participant’s Termination of Employment; and
(c)any annual cash bonus with respect to the year prior to the year in which the Participant’s Termination of Employment occurs if such bonus has been “earned,” as determined by the Committee in its sole discretion, and has not yet been paid as of such Termination of Employment (with 4.1(a) and 4.1(b) collectively, the “Accrued Obligations”).
The Accrued Obligations shall be payable on their respective scheduled payment dates in accordance with their terms.
4.2    Severance Benefits. Provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 17, and subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 herein, the Participant shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”):
(d)Salary. The Company shall pay to the Participant in a lump sum cash payment an aggregate amount equal to (i) the Participant’s Severance Multiplier and (ii) the Participant’s Base Salary.
(e)Prorated Bonus. The Company shall pay the Participant an amount equal to the Prorated Bonus on the later of (i) the 61st day following the date of the Participant’s Termination of Employment and (ii) the date bonus payments are made under the applicable bonus plan with respect to such year to participants who remain actively employed by the Company or any of its affiliates throughout the remainder of such year; provided that such Prorated Bonus shall be paid before March 15 in the year following the year in which the Prorated Bonus was earned.
(f)COBRA Premiums. Subject to the requirements of the Code, if the Participant timely and properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the Company-paid portion of the COBRA premiums for the Participant and the Participant’s covered eligible dependents (at the same benefit levels in effect as of the Participant’s Termination of Employment) for the Severance Period or through such earlier date as of which Participant is eligible for group health benefits from a new employer (the “Benefit Continuation Period”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Benefit Continuation Period (or the remaining portion thereof).
(g)Treatment of Equity Awards. Any Equity Awards that are outstanding as of the Participant’s Termination of Employment shall be governed by the terms and conditions set forth in the applicable award agreements unless otherwise provided for in any other written agreement between the Participant and the Company Group or otherwise determined by the Committee in its discretion in connection with such Termination of Employment; provided that all outstanding Equity Awards that vest based solely on the passage of time that are held by the Participant as of the Participant’s Termination of Employment shall continue to vest as set forth in the applicable award agreements.
5.QUALIFYING TERMINATION DURING THE CHANGE IN CONTROL PROTECTION PERIOD
In the event of a Participant’s Qualifying Termination during the Change in Control Protection Period, the Participant shall be entitled to receive the compensation and benefits described in this Section 5.
5.1Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations.
5.2    CIC Severance Benefits. Provided that Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 17, and subject to Participant’s compliance with the restrictive covenants set forth in Section 10 herein, the Participant shall be entitled to receive the following severance payments and benefits (the “CIC Severance Benefits”):
(a)Salary. The Company shall pay to the Participant in a lump sum cash payment, an amount equal to the product of (i) the Participant’s Base Salary multiplied by (ii) the Participant’s CIC Severance Multiplier within sixty (60) days after the date of the Participant’s Termination of Employment; provided that, to the extent that payment of the foregoing amount (or any portion thereof) in a lump sum would result in any additional taxes, penalties, or interest under Section 409A, such amount (or portion thereof) shall instead be payable in equal installments in accordance with the Company’s regular pay practices during the applicable Severance Period, solely to the extent required to comply with Section 409A.
(b)Bonus. The Company shall pay the Participant an amount equal to the product of (i) the Participant’s Target Cash Bonus with respect to the fiscal year in which the Participant’s Termination of Employment occurs, multiplied by (ii) the Participant’s CIC Severance Multiplier on the later of (y) the 61st day following the date of the Participant’s Termination of Employment and (z) the date bonus payments are made under the applicable bonus plan with respect to such year to participants who remain actively employed by the Company or any of its affiliates throughout the remainder of such year; provided that such amount shall be paid before March 15 in the year following the year in which it was earned.
(c)COBRA Premiums. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the Company-paid portion of the COBRA premiums for the Participant and the Participant’s covered eligible dependents (at the same benefit levels in effect as of the Participant’s Termination of Employment) for the Benefit Continuation Period. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Benefit Continuation Period (or the remaining portion thereof).
(d)Treatment of Equity Awards. Any Equity Awards that are outstanding as of the Participant’s Termination of Employment shall be governed by the terms and conditions set forth in the applicable award agreements unless otherwise provided for in any other written agreement between the Participant and the Company Group or otherwise determined by the Committee in its discretion in connection with such Termination of Employment; provided that all outstanding Equity Awards that vest based solely on the passage of time that are held by the Participant as of the Participant’s Termination of Employment shall immediately become fully vested and, as applicable, exercisable.
6.TERMINATION UPON DEATH OR DISABILITY
In the event of a Participant’s Termination of Employment due to death or Disability, the Participant shall be entitled to receive the compensation and benefits described in this Section 6.
6.1Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations.
6.2COBRA Premiums. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the Company-paid portion of the COBRA premiums for the Participant and the Participant’s covered eligible dependents (at the same benefit levels as in effect as of the Participant’s Termination of Employment) for the Benefit Continuation Period. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Benefit Continuation Period (or the remaining portion thereof).
6.3Treatment of Equity Awards. Any Equity Awards that are outstanding as of the Participant’s Termination of Employment shall be governed by the terms and conditions set forth in the applicable award agreements unless otherwise provided for in any other written agreement between the Participant and the Company Group or otherwise determined by the Committee in its discretion in connection with such Termination of Employment; provided that all outstanding Equity Awards that vest based solely on the passage of time that are held by Participant on the date of Participant’s Separation from Service shall immediately become fully vested and, as applicable, exercisable.
7.TERMINATION OF EMPLOYMENT FOR CAUSE OR WITHOUT GOOD REASON
In the event of a Participant’s Termination of Employment by the Company Group for Cause or by the Participant without Good Reason, as applicable, the Participant shall be entitled to receive only those Accrued Obligations set forth in Sections 4.1(a) and (b) above and shall not be entitled to any severance compensation or benefits hereunder unless otherwise determined by the Committee in its discretion in connection with such Termination of Employment.
8.FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE
8.1Excess Parachute Payment. In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant. For purposes of this Section 8.1, if Payments must be reduced, then such shall be reduced in such manner (and in such order) as determined by the Company in good faith based on determinations of the 280G Advisor (as defined below) and such determination by the Company shall be final, binding and conclusive on the applicable Participant.
8.2Determination by 280G Advisor. Upon the occurrence of any event (the “Event”) that would give rise to any Payments pursuant to this Plan, the Company shall promptly request a determination in writing to be made within thirty (30) days of the date of the Event by a nationally recognized independent public accounting firm or other third party advisor with experienced in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “280G Advisor”) of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the 280G Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the 280G Advisor may reasonably charge in connection with the services contemplated by this Section. Subject to Section 17, in the event that the report of the 280G Advisor is not received within thirty (30) days following the Participant’s Qualifying Termination during the Change in Control Protection Period, the Company shall pay to the Participant the cash severance benefits required by Section 5.2 above (subject to any reduction necessary to produce the greatest after-tax benefit to the Participant) within ten (10) days of the later of the date of the 280G Advisor’s report of its determination or the payment date determined in accordance with Section 5.2 above. In the event that, following any payment of any Payments, it is determined that a greater reduction in the Payments than initially determined by the 280G Advisor should have been made to implement the objectives and intent of this Section 8, the excess amount shall be returned immediately by the Participant to the Company.
9.ENTIRE PLAN; RELATION TO OTHER AGREEMENTS
Except as otherwise set forth herein (including, for the avoidance of doubt, Sections 4.2(d) and 5.2(d)) or otherwise agreed to in writing between the Company Group and a Participant, the Plan contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant and the Company Group with respect to the subject matter hereof. By participating in the Plan and accepting the Severance Benefits or CIC Severance Benefits, as applicable, hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company Group, on the other hand, with respect to the subject matter hereof is hereby superseded, revoked and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an effective employment agreement, employment letter agreement, change of control addendum and/or similar agreement or arrangement by and between the Participant and any member of the Company Group), except as otherwise agreed herein, including, for the avoidance of doubt, Sections 4.2(d) and 5.2(d).

10.CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION
10.1The Participant shall hold in a fiduciary capacity for the benefit of the Company Group all secret or confidential information, knowledge or data relating to the Company Group, which shall have been obtained by the Participant in connection with the Participant’s employment by the Company Group and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of the Participant’s employment with the Company Group, the Participant shall not, without the prior written consent of the Company Group or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company Group and those designated by it; provided, however, that if the Participant receives actual notice that the Participant is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Participant shall promptly so notify the Company Group.
10.2While employed by the Company Group and during the Severance Period following a Separation from Service, the Participant shall not, at any time, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any person or entity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) the business of publishing, producing or otherwise providing any financial writing for a financial or investment newsletter and/or Internet-related financial or investment product as of the Participant’s Separation from Service, or that manages, operates or otherwise renders any services in connection with, such business (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, the Participant shall be permitted to acquire a passive stock or equity interest in such a person or entity; provided that such stock or other equity interest acquired is less than five percent (5%) of the outstanding interest in such person or entity.
10.3While employed by the Company Group and during the Severance Period following a Separation from Service, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company Group to terminate their employment or other relationship with the Company Group or to cease to render services to any member of the Company Group and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During Participant’s employment with the Company and during the Severance Period following a Separation from Service, the Participant shall not solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company Group with whom the Participant interacted or received information about to terminate its relationship therewith or transfer its business from any member of the Company Group and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
10.4In recognition of the fact that irreparable injury will result to the Company Group in the event of a breach by the Participant or Participant’s obligations under Sections 10.1,

10.2 and 10.3 hereof, that monetary damages for such breach would not be readily calculable, and that the Company Group would not have an adequate remedy at law therefor, the Participant acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company Group shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Participant.
11.ADMINISTRATION
11.1This Plan is administered by the Committee (the “Administrator”). The Administrator, from time to time, may also appoint such individuals to act as the Administrator’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan.
11.2The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.
11.3In administering the Plan, the Administrator (and its delegate) shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any interpretation of this Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith is binding on all persons. If challenged in a legal proceeding, the Administrator's interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.
11.4The Administrator keeps records of this Plan and is responsible for the administration of this Plan.
11.5If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator.
11.6This Section may not be invoked by any employee, Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator.
11.7The Administrator will apply uniform rules to all similarly situated Participants.
11.8The Company will pay all costs of administration, except as provided with respect to disputes below.
12.CLAIMS FOR BENEFITS
12.1ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group. This document is intended to constitute both the Plan document and the Plan’s Summary Plan Description.

12.2Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Chief Human Resources Officer (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant, beneficiary or other person (the “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. Claims for Benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor regulations and guidance thereunder, subject to the temporary COVID-19 extension of deadlines described below. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Claimant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices.
12.3Appeal of Denial of Claim.
(a)If a Claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the Claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the Claimant and shall include:
(1)The specific reason or reasons for the denial;
(2)Specific references to the Plan provisions on which the denial is based;
(3)A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)An explanation of the Plan’s claims review procedures and a statement of Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
(b)If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the Claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
(c)If a claim for Benefits is denied, the Claimant, at the Claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial, subject to the temporary COVID-19 extension of deadlines described below, at the address indicated in the “Contacts for Claims and Appeals” section of the Plan. In pursuing such appeal the Claimant:
(1)will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for Benefits;
(2)may submit written comments, documents, records and other information relating to the claim; and
(3)will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial Benefit determination.

(d)The Appeals Administrator will conduct a full and fair review of the claim and the initial claim denial. The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original sixty (60) day period and shall indicate the special circumstances requiring such extension of time and the date by which the Committee expects to render the decision on review. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the Claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:
(1)The specific reason or reasons for the denial;
(2)Specific references to the Plan provisions on which the denial is based;
(3)A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for Benefits; and
(4)A statement of Claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions.
12.4Temporary COVID-19 Extension of Deadlines. The Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals.  Under this relief, the period from March 1, 2020 until sixty (60) days after the announced end of the national emergency (or such other date announced by the Agencies) will be disregarded in determining the deadlines for a Claimant to file claims and appeals under this Plan; provided, however, that no more than one year will be disregarded in determining a given deadline.
12.5Disputes Subject to Arbitration. Subject to Section 19 herein, any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association (“AAA”) or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
(e)Site of Arbitration. The site of the arbitration proceeding shall be in Baltimore, Maryland or any other site mutually agreed to by the Company and the Participant.
(f)Costs and Expenses Borne by Company. All costs and expenses of arbitration, including but not limited to reasonable attorneys’ fees and other costs reasonably incurred by the Participant in connection with an arbitration in accordance with this Section 12, shall be paid by the Company. Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant’s claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant’s own attorneys’ fees and costs.
12.6If any judicial proceeding is undertaken to appeal or arbitrate the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. In addition, any such judicial proceeding must be filed no later than two years from the date of the final adverse benefit determination of an applicant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous state statute of limitations has run or will run before the aforementioned two-year period, the state’s statute of limitations shall be controlling.
13.NO CONTRACT OF EMPLOYMENT
Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company Group and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without Cause, and with or without notice except as otherwise provided by Section 15. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant whom it does hire for any specific duration of time.
14.SUCCESSORS AND ASSIGNS
14.1Successors of the Company. The Company shall require any Successor, expressly, absolutely, and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the compensation and benefits provided under this Plan as described in Section 5 in the event of a Qualifying Termination during the Change in Control Protection Period.
14.2Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 14.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the compensation and benefits provided under this Plan as described in Section 5 in the event of a Qualifying Termination during the Change in Control Protection Period.
14.3Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.
15.NOTICES
15.1General. For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:
(a)if to the Company:
MarketWise, Inc.
1125 N. Charles St.
Baltimore, Maryland 21201
Attention: General Counsel

(b)if to the Participant, at the home address which the Company has its personnel records.
Either party may provide the other with notices of change of address, which shall be effective upon receipt.
15.2Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 15.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.
16.TERMINATION AND AMENDMENT OF PLAN
The Plan may be terminated or amended by the Board or the Committee, in its sole discretion; provided, however, that, notwithstanding the foregoing, during the Change in Control Protection Period, the Plan may not be terminated or amended until the date all payments and benefits eligible to be received hereunder shall have been paid.
17.SECTION 409A
17.1General. The payments and benefits under the Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance with or exempt from Section 409A. If the Company determines that any particular provision of the Plan would cause a Participant to incur any tax or interest under Section 409A, the Company may, but is not obligated to, take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision of the Plan is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A. Notwithstanding the foregoing, this Section 17.1 does not create an obligation on the part of the Company to make any such modification or take any other action, and the Company does not guarantee or accept any liability for any tax consequences to the Participants under the Plan.
17.2Specified Employee. Notwithstanding anything to the contrary in the Plan, if the Company determines at the time of a Participant’s Separation from Service that the Participant is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which a Participant is entitled under the Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be provided to the Participant before the earlier of

(i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death. On the first business day following the expiration of the applicable delay, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under the Plan shall be paid as otherwise provided herein.
17.3Separation from Service. Notwithstanding anything to the contrary in the Plan, any compensation or benefit payable under the Plan that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Plan as payable upon a Participant’s termination of employment with the Company shall be payable only upon the Participant’s Separation from Service with the Company.
17.4Expense Reimbursements. To the extent that any reimbursements payable under the Plan are subject to Section 409A, any such reimbursements shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and a Participant’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.
17.5Installments. For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
17.6Release. Notwithstanding anything to the contrary in the Plan, to the extent that any payments due under the Plan as a result of a Participant’s Termination of Employment are subject to the Participant’s execution of a Release, (a) no such payments shall be made unless and until such Release has been so executed and has become effective and irrevocable, and (b) any payments delayed pursuant to Section 17.6(a) shall be paid in lump sum on the first payroll date following the Release becoming effective and irrevocable; provided that, in any case where the Participant’s Termination of Employment and the Release Deadline fall in two (2) separate taxable years, any payments required to be made to the Participant that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.
18.MISCELLANEOUS PROVISIONS
18.1Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.
18.2No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Sections 4.2(c), 5.2(c), 6.2 and 8.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.
18.3No Representations. The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying on and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.
18.4Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
18.5Choice of Law. The Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the internal laws of the state of Delaware without regard to any conflict of laws provisions shall be controlling in all matters relating to this Plan.
18.6Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
18.7Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
18.8Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes. However, whether cash severance amounts are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.
18.9Information to be Furnished by Participants. Each Participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering this Plan. Benefits under this Plan for each Participant are provided on the condition that Participant furnishes full, true and complete data, evidence or other information, and that Participant will promptly sign any document related to the Plan, as requested by the Company.
18.10Consultation with Legal and Financial Advisors. The Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.
19.PARTICIPANT'S RIGHTS UNDER ERISA

19.1Participants are entitled to certain rights and protections under ERISA. ERISA provides that all Participants will be entitled to:
(a)examine, without charge, at the Administrator's office, and at other specified locations, all documents governing this Plan and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(b)upon written request to the Administrator, who may make a reasonable charge for the copies, obtain copies of all documents governing this Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description; and
(c)receive a summary of the Plan’s annual financial report.
19.2In addition to creating rights for Participants under this Plan, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of Participants and their beneficiaries. No one, including the Company or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA.
19.3If a Participant’s claim for a benefit is denied in whole or in part, such Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
19.4Under ERISA, there are steps Participants can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and the Company to pay such Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Participant has a claim for benefits hereunder which is denied or ignored, in whole or in part, such Participant may file suit in a state or federal court. In addition, if a Participant disagrees with the Administrator’s decision, such Participant may file suit in Federal court.
19.5If it should happen that Plan fiduciaries misuse the Plan's money, or if a Participant is discriminated against for asserting their rights, such Participant may seek assistance from the U.S. Department of Labor, or such Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If such Participant is successful, the court may order the person such Participant has sued to pay these costs and fees. If such Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.
19.6If a Participant has questions about this Plan, the Participant should contact the Administrator. If a Participant has any questions about this statement or about a Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant also may obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Other Important Facts

PLAN NAME:	MarketWise, Inc. Executive Severance Plan

SPONSOR:	MarketWise, Inc.
1125 N. Charles St.
Baltimore, Maryland 21201

EMPLOYER IDENTIFICATION NUMBER (EIN):	87-1767914

PLAN NUMBER:	502

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

PLAN YEAR:	The Plan Year (if any) shall begin on each January 1 and end on each December 31.

TYPE OF ADMINISTRATION:	Self-Administered

PLAN ADMINISTRATOR:	MarketWise, Inc. 1125 N. Charles St. Baltimore, Maryland 21201 (888) 261-2693

LEGAL PROCESS:	Legal process with respect to the Plan may be served upon the Plan Administrator and the General Counsel of the Company.

APPENDIX A

Definitions

    Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a)“Base Salary” means the Participant’s annual base salary in effect immediately prior to the Participant’s Separation from Service (or, to the extent applicable, immediately prior to the decrease in annual base salary that gave rise to Good Reason with respect to such Participant).
(b)“Cause” has the meaning given in the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor plan thereto.
(c)“Change in Control” has the meaning given in the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor plan thereto.
(d)“Change in Control Protection Period” means the period beginning on the date that is three (3) months prior to the consummation of a Change in Control and ending on the twenty-four (24)-month anniversary of such Change in Control.
(e)“CIC Severance Multiplier” means, with respect to any Participant, the applicable CIC Severance Multiplier set forth on Appendix B.
(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
(g)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.
(h)“Committee” means the Compensation Committee of the Board.
(i)“Company” means MarketWise, Inc., and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.
(j)“Company Group” means the group consisting of the Company and each present or future direct and indirect subsidiary or other business entity thereof.
(k)“Disability” means a condition entitling the Participant to receive benefits under an applicable Company long-term disability plan in which such Participant is eligible to participate, or, in the absence of such a plan, the permanent and total disability under Section 22(e)(3) of the Code, as amended.
(l)“Equity Award” means a Company equity-based award granted under any equity-based incentive plan of the Company, including, but not limited to, the Company’s 2021 Incentive Award Plan, as may be amended from time to time.
(m)“Good Reason” means the occurrence of any of the following conditions without the Participant’s informed written consent unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction):

(1)a material diminution in the Participant’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities; or
(2)a material reduction in Participant’s Base Salary or annual planned total compensation without Participant’s consent, other than an across-the-board reduction that applies to all comparable positions; or
(3)any material breach of this Plan by the Company Group with respect to the Participant; or
(4)a relocation of Participant’s principal place of employment that would result in an increase in Participant’s one-way commute by more than 30 miles.
Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(n)“Participant” means each individual who is listed on Appendix B.
(o)“Prorated Bonus” mean, with respect to any Participant, an amount equal to the product of (i) the Participant’s Target Cash Bonus with respect to the fiscal year in which the Participant’s Termination of Employment occurs; and (ii) a fraction, the numerator of which is (x) the number of days that the Participant was actively employed by the Company Group in such year, and (y) the denominator of which is 365.
(p)“Qualifying Termination” means a Termination of Employment by the Company without Cause or by the Participant for Good Reason.
(q)“Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns in the Company’s then-applicable form.
(r)“Release Deadline” means the date which is twenty-one (21) days following the Participant’s Termination of Employment (or forty-five (45) days if necessary to comply with applicable law).
(s)“Section 409A” means Section 409A of the Code and the Department of Treasury Regulations thereunder.
(t)“Separation from Service” means a “separation from service” as defined in Section 409A.
(u) “Severance Multiplier” means, with respect to any Participant, the applicable Severance Multiplier set forth on Appendix B.
(v) “Severance Period” means, with respect to any Participant, the period commencing upon the date of such Participant’s Termination of Employment and ending after the lapse of the number of months set forth on Appendix B.

(w)“Specified Employee” means a specified employee of the Company as defined in Section 409A.
(x) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.
(y)“Target Cash Bonus” means, with respect to any Participant, the Participant’s annual target cash bonus that has been set and is in effect immediately prior to the date of the Participant’s Termination of Employment (without giving effect to any decrease that would give rise to Good Reason with respect to such Participant). If the Participant’s annual cash target bonus has not been set and is not in effect immediately prior to the date of the Participant’s Termination of Employment, then Target Cash Bonus means, with respect to such Participant, the average amount of the actual annual cash bonus that the Participant received from the Company Group with respect to the two fiscal years immediately prior to the year in which the Participant’s Termination of Employment occurs.
(z)“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company Group.